AGREEMENT entered into this 1st day of December, 1994 between

Petroleum Heat and Power Co., Inc., a Minnesota corporation ("Petro"),

PruSupply, Inc. ("PruSupply") and The Prudential Insurance Company of America, a

New Jersey corporation ("Prudential").

          1.   Recitals.  This Agreement is entered into with reference to the
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following facts.

               1.1  Petro and Prudential are parties to a shareholder/put call agreement dated December 21, 1993 ("Put/Call Agreement") among Petro, Prudential and the FRC Shareholders (as defined in the Put/Call Agreement), pursuant to which, among other things, Petro was granted an option (the "Call Option") to purchase all shares of the 8% cumulative convertible preferred stock of Star Gas

Corporation ("Star Gas") owned from time to time by Prudential.

               1.2  As of the date of this Agreement, Prudential owns 159,564.98 shares of the 8% cumulative convertible preferred stock of Star Gas (the

"Preferred Stock") which shares of Preferred Stock Petro may buy pursuant to the

Call Option for a total purchase price of $16,877,109.56 (the "Call Price").

               1.3  Prudential has entered into with Star Gas a note agreement dated as of January 10, 1989, as amended (the "1989 Note Agreement") and a note agreement dated as of February 28, 1991 (the "1991 Note Agreement") and

Prudential as Administrative Agent and PruSupply as Term Lender, have entered into with Star Gas a Term Loan Agreement dated as of February 28, 1991 (the

"Term Loan Agreement"). The 1989 Note Agreement, the 1991 Note Agreement and the Term Loan Agreement are referred to herein collectively as the "Prudential

Note Agreements".

               1.4  Pursuant to the Prudential Note Agreements, there are presently outstanding 11.56% senior notes in the principal amount of $27,425,000

(the "Senior Notes"), 12.625% senior subordinated participating notes in the principal amount of $7,500,000 ("Subordinated Notes"), senior reset term notes in the principal amount of $20,000,000 ("Senior Reset Term Notes") and floating rate notes in the principal amount of $8,725,000 ("Floating Rate Notes")

(collectively the "Prudential Notes").

               1.5  Prudential has purchased from Star Gas and now owns 82,641 shares of Star Gas 12.625% Cumulative Redeemable Preferred Stock ("Cumulative

Redeemable Preferred Stock").

               1.6  The Prudential Note Agreements provide for make-whole payments which Prudential has agreed to modify to the extent set forth herein.

          2.   Exercise of Call Option; Payment of Option Price.  Petro hereby
               ------------------------------------------------

exercises the Call Option and on this date is paying to Prudential the sum of

$16,877,109.56 by (i) issuing to Prudential 1,521,316 shares of its Class A

Common Stock ("Petro Shares") and (ii) making a cash payment in the amount of

$3,375,430.06 which Prudential agrees to accept as payment in full of the Call

Price, and Prudential has delivered the Preferred Stock to Petro.

          3.   Petro's Right to Repurchase the Petro Shares.  From the date
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hereof and through May 31, 1995, Petro shall have the








































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right to purchase all but not less than all of (a) the Prudential Notes, (b) the

Cumulative Redeemable Preferred Stock and (c) the Petro Shares for a purchase price of $87,305,562.50 less all principal payments made with respect to the

Prudential Notes after December 1, 1994 and plus (i) any accrued and unpaid dividends after December 1, 1994 on the Cumulative Redeemable Preferred Stock

and (ii) an amount as will provide Prudential a yield of 12.625% per annum compounded semiannually from the date hereof on the $13,501,679.50 it paid for the Petro Shares but less any dividends paid on the Petro Shares from the date hereof.

               3.1  Prudential agrees that it will not directly or indirectly

(i) sell or offer for sale or (ii) hypothecate, pledge or in any way incumber or create a charge against, any of the Petro Shares, Prudential Notes or Cumulative

Redeemable Preferred Stock prior to May 31, 1995, until it obtains a written acknowledgement from the purchaser to be bound by the terms of this Agreement.

               3.2  In order to exercise its rights to purchase these securities under this Article 3, Petro shall deliver to Prudential at its principal office,

at least 5 days prior written notice of Petro's intention to exercise its rights specifying a closing date and the amount to be paid, and on the closing date

Petro shall make a wire transfer of immediately available funds equal to full purchase price to accounts designated by Prudential.

               3.3  Simultaneously with payment by Petro, Prudential shall deliver to Petro the Petro Shares, the Prudential Notes and the 12.625%

Cumulative Redeemable Preferred Stock,






































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together with executed transfer powers to Petro or to any person designated by

Petro.

          4.   Petro's Future Rights With Respect to the Petro Shares.  If Petro
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does not exercise its rights pursuant to Article 3, then before Prudential sells any of the Petro Shares it shall notify Petro of its intention to sell the Petro

Shares in which event Petro may, within three business days following receipt of such notice, offer to purchase the Petro Shares which Prudential intends to sell at a price specified by Petro ("Offer Price").  Any offer made by Petro may be withdrawn after 30 days; however, so long as Petro's offer is outstanding,

Prudential agrees that it shall not sell or agree to sell the Petro Shares to any one other than Petro at a price per share at or below the Offer Price.  If

Prudential accepts Petro's offer, Petro shall purchase the Petro Shares for cash within 20 business days after acceptance of the offer.

          5.   Miscellaneous.
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               5.1  Amendment and Modification.  This Agreement may be amended,
                    --------------------------

modified and supplemented only by written agreement of the parties hereto.

               5.2  Waiver of Compliance.  Any failure of Petro, on the one
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hand, or Prudential, on the other, to comply with any obligation, covenant,

agreement or condition herein may be expressly waived in writing by the president or a vice president (of any designation) or any other duly authorized officer of Prudential or Petro, respectively, but such waiver or failure to










































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
insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

               5.3  Notices.  All notices, requests, demands and other
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communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail with postage prepaid:


                    (a)  If to Petro, to:

                    Petroleum Heat and Power Co., Inc.
                    2187 Atlantic Street
                    Stamford, CT 06902
                    Attn: George Leibowitz
                    Senior Vice President

                    (with a copy to:)

                    Phillips, Nizer, Benjamin, Krim & Ballon
                    31 West 52nd Street
                    New York, NY 10019
                    Attn:  Alan Shapiro, Esq.

                    (b)   If to Prudential or PruSupply, to:

                    The Prudential Insurance Company of America
                    c/o Prudential Financial Restructuring Group
                    4 Gateway Center - 9th Fl.
                    100 Mulberry Street
                    Newark, NJ  07102-4069
                    Attn:  Managing Director
                    Fax:  201-802-2662

                    with a copy to:

                    The Prudential Insurance Company of America
                    c/o Prudential Financial Restructuring Group
                    4 Gateway Center - 9th Fl.
                    100 Mulberry Street
                    Newark, NJ  07102
                    Attn:  Jack Pfeilsticker, Esq.
                    Fax:  201-802-3853


































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or to such other person or address as shareholders shall furnish to the Company in writing.

               5.4  Assignment.  This Agreement and all of the provisions hereof
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shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Except as provided in Section 3.1,

neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other party.

               5.5  Governing Law.  This Agreement and the legal relations among
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the parties hereto shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of law doctrine.

               5.6  Counterparts.  This Agreement may be executed simultaneously
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in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

               5.7  Headings.  The headings of the Sections and Articles of this
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Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

               5.8  Entire Agreement.  This Agreement sets forth the entire
                    ----------------

agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersede all prior agreements, promises,

covenants, arrangements, communications, representations or warranties, whether oral or








































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written, by any officer, employee or representative of any party hereto.

               5.9  Third Parties.  Nothing herein expressed or implied is
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intended or shall be construed to confer upon or give to any person or corporation other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and their respective corporate seals to be affixed hereto, all as of the day and year first above written.

                         PETROLEUM HEAT AND POWER CO., INC.


                         By   /s/ IRIK P. SEVIN
                           --------------------------------
                              Irik P. Sevin, President


                         THE PRUDENTIAL INSURANCE
                         COMPANY OF AMERICA


                         By   /s/ RICHARD GREENWOOD
                           --------------------------------
                              Richard Greenwood
                              Vice President

                         PRUSUPPLY, INC.


                         By_________________________________
















































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